                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Affiliated Computer Services, Inc. ("ACS") of our report dated July 30, 1997, except as to
Note 4, Note 13 and Note 15, which are as of September 21, 1997, appearing on page 20 of ACS's Annual Report on Form 10-K for the year ended June 30, 1997. We also consent to the references to us under the headings "The Merger Agreement; Conditions to the Merger", Accounting Treatment", "Selected ACS Historical Financial Information", "Experts" and "Independent Accountants" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected ACS Historical Financial Information."

/s/ PRICE WATERHOUSE LLP

Dallas, Texas
November 14, 1997